Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of May 6, 2014 between West Corporation (the “Company”) and Paul Mendlik (the “Executive”).

WHEREAS, the Executive and the Company are parties to an Employment Agreement dated January 1, 2009 (the “Employment Agreement”); and

WHEREAS the Executive has advised the Company of his intent to resign and separate from all positions with the Company and its subsidiaries and affiliates as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Resignation; Termination of Employment.

(a) Resignation. Pursuant to Section III.B. of the Employment Agreement, the Executive hereby voluntarily resigns from employment with the Company and each of its subsidiaries and affiliates without Good Reason, as defined in the Employment Agreement, effective as of the close of business on a day in the month of April, 2015, which effective date shall be mutually agreed between the Executive and the Company (such agreed upon date, the “Termination Date”). Following the Termination Date, the Executive shall continue to be bound by and shall abide by all post-employment obligations and restrictions set forth in the Employment Agreement, except as provided to the contrary in this Agreement.

(b) Accrued Obligations. Until the Termination Date, Executive shall continue to be paid his regular salary as set forth in the 2014 Exhibit A to his Employment Agreement, with respect to the period ending December 31, 2014, and as set forth in a 2015 Exhibit A, which shall be in the form agreed to between Executive and the Company (the “2015 Exhibit A”), with respect to the period beginning January 1, 2015 and ending on the Termination Date (“2015 Employment Period”). On the next regular pay date following the Termination Date or as soon as reasonably practicable thereafter, Executive shall be paid all Accrued Obligations, as defined in the Employment Agreement, which remain unpaid.

(c) 2014 Bonus. For the year ending December 31, 2014, the Executive shall be eligible to receive his 2014 annual performance bonus, paid on or about the same date as the annual performance bonus is paid to other executives of West Corporation based upon performance of the Company for the year ending December 31, 2014, as applied to the terms and conditions of Exhibit A to the Employment Agreement (less any amount which shall previously have been advanced to Executive pursuant to the Exhibit A).

(d) 2015 Bonus. For the 2015 Employment Period, Executive will have earned and will be paid the full amount of the bonus set forth in the 2015 Exhibit A, paid not later than the date specified in the 2015 Exhibit A (or if not specified therein, not later than March 15, 2016), based upon performance of the Company through the Termination Date and the weekly performance projections for the remainder of the calendar year as of the second Friday following the Termination Date, as applied to the terms and conditions of the 2015 Exhibit A.

(e) For the avoidance of doubt, the amount paid pursuant to this Section 1 is in lieu of, and not in addition to, any amount otherwise payable to the Executive under his Employment Agreement or Exhibit A or the 2015 Exhibit A with respect to his annual performance bonus.

2. Consulting.

(a) Consulting Term. Pursuant to Section IV of the Employment Agreement, the Company hereby agrees to retain the services of the Executive as a consultant for the two year term specified in the Employment Agreement and, except as expressly provided below, the parties’ respective rights and obligations shall be as set forth in Section IV of the Employment Agreement. Pursuant to this Agreement, the Executive hereby agrees to serve as a consultant from the Termination Date through the earlier to occur of (i) the two-year anniversary of the Termination Date and (ii) the date on which the Executive terminates the consulting arrangement in accordance with the terms of Section IV of the Employment Agreement (the “Consulting Termination Date”). From the Termination Date through the Consulting Termination Date (the “Consulting Period”), the Executive shall be available to devote up to 30 hours per month to the Company’s business; provided, however, that Company shall provide Executive with reasonable notice of any requests for consulting services, and further providing that in no event shall the level of consulting services to be provided by the Executive pursuant to this Agreement exceed more than 20% of the average level of services performed by the Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period. The Executive shall be bound by the terms of Section V of the Employment Agreement during the Consulting Period.

(b) Consulting Fee. During the Consulting Period, the Company shall pay Executive a consulting fee at a rate of $40,000 per month, payable in equal installments on the Company’s regular pay dates, which payments shall cease if the Executive’s consulting services cease prior to the end of such period. For the avoidance of doubt, the consulting fees paid pursuant to this Agreement are in lieu of, and not in addition to, the fees payable pursuant to Section III.B.2. of the Employment Agreement. To be eligible for any payments under this Section 2, Executive must (i) comply with the requirements of Section 6 hereof and, (ii) in the Company’s good faith belief, be in full compliance with Section 7 hereof.

3. Employee and Other Benefits.

(a) If the Executive is entitled to any benefit under the current terms and conditions of any employee benefit plan of the Company that is accrued and vested on the Termination Date and that is not expressly referred to in this Agreement, such benefit shall be provided to the Executive in accordance with the terms and conditions of such employee benefit plan.

(b) Notwithstanding anything else contained in this Agreement to the contrary (excluding Section 16), the Executive acknowledges and agrees that he is not and shall not be entitled to benefits under any other severance or change in control plan, program, agreement or arrangement (including, without limitation, the Change in Control Severance Agreement dated as of April 29, 2013 between the Company and the Executive (the “CIC Severance Agreement”)), and that the benefits provided under this Agreement shall be the sole and exclusive benefits to which the Executive may become entitled upon his termination of employment.

4. Payments Contingent on Agreement. Notwithstanding anything herein to the contrary, the Executive’s entitlement to the payments set forth in this Agreement are conditioned upon the Executive signing and returning this Agreement to the Company on or within 21 days after receiving a final copy of this Agreement on May 6, 2014, the Executive not revoking his execution of this Agreement pursuant to Section 12 below, and the Executive complying with the terms of this Agreement. In the event that the Executive revokes his execution of this Agreement in accordance with the terms of Section 12 below, the entire Agreement shall be null and void.

5. Released Parties. As used herein, the term “Released Parties” includes (a) the Company and its past, present or future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and (b) each of the foregoing entities’ and persons’ past, present, and future owners, fiduciaries, shareholders, directors, officers, partners, agents, employees, and attorneys, and (c) the predecessors, successors, and assigns of each of the foregoing entities and persons.

6. Waiver and Release of Claims. In consideration for and as a condition of the Executive’s receiving any payments and benefits under this Agreement, the Executive, on behalf of the Executive and his heirs, executors, assigns, agents, legal representatives, personal representatives, and anyone acting on the Executive’s behalf (collectively, the “Executive Parties”), hereby releases, acquits and forever discharges the Released Parties of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, foreseen or unforeseen, disclosed and undisclosed, suspected and unsuspected, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day of execution of this Agreement. Without limiting the generality of the foregoing, the claims released and discharged hereunder include, but are not limited to:

(a) any and all claims directly or indirectly arising out of or in any way connected with the Executive’s employment, conditions of employment, or other service with the Company or any of the Released Parties;

(b) any and all claims related to the Executive’s termination of employment and other service with the Company or any of the Released Parties;

(c) any and all claims related to salary, bonuses, commissions, stock, stock options, restricted stock or any other ownership interests in the Company or any of the Released Parties, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance, change in control or other separation benefits, or any other form of compensation or equity;

(d) any and all claims that could have been asserted by or on behalf of the Executive in any federal, state, or local court, commission, or agency, or under any common law theory, or under any employment, contract, tort, federal, state, or local law, regulation, ordinance, constitutional provision, order, or other source of law;

(e) any and all claims pursuant to any federal, state, local law, statute, ordinance, common law or other cause of action including, but not limited to, all claims arising under any of the following laws (as in effect or amended): Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, and the Genetic Information Nondiscrimination Act of 2008; and

(f) any and all claims for wrongful discharge, discrimination, retaliation, fraud, defamation, harassment, emotional distress, or breach of the covenant of good faith and fair dealing.

Notwithstanding the foregoing, nothing in this Section 6 shall affect the Executive’s rights (i) under this Agreement, (ii) to any benefits to which the Executive may be entitled under a Company-sponsored tax qualified retirement or savings plan; or (iii) the Executive’s rights under any applicable law that creates rights that may not be waived. The Executive confirms that the Executive has not filed any legal proceeding(s) against any of the Released Parties, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement. In the event of any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to the Executive, including but not limited to any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of the Executive.

On the Termination Date, Executive agrees to execute and deliver to the Company a waiver and release which incorporates the provisions set forth in this Section 6, provided that such waiver an release shall be made and effective as of the Termination Date rather than the date of this Agreement.

7. Restrictive Covenants. The Executive acknowledges and agrees that he is bound by, and subject to, the non-competition, non-solicitation, confidential information and intellectual property covenants and related covenants therein (collectively, the “Restrictive Covenants”) set forth in Section V of the Employment Agreement. Notwithstanding anything to the contrary in the Employment Agreement, in exchange for the consideration set forth herein, Executive agrees that the terms of those restrictive covenants contained in Section V.B (titled “Covenant Not to Compete”) and Section V.D (“Diversion of Employees”) of the Employment Agreement shall continue to apply to the Executive until the one year anniversary of the Consulting Termination Date. The Executive shall comply with the Restrictive Covenants including, without limitation, the confidential information, non-competition, non-solicitation and intellectual property provisions and related covenants contained therein, all of which are hereby incorporated by reference.

8. Certain Tax Matters.

(a) The Company may deduct from the amounts payable to the Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with normal Company practice and all applicable social security taxes.

(b) The parties intend this Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended. Executive acknowledges that Executive has been advised to consult Executive’s personal tax advisor concerning this Agreement, and has not relied on the Company or the Company’s advisors for tax advice.

9. Non-disparagement. The Executive shall not (a) make any written or oral statement that brings or could be expected to bring the Company or any of its subsidiaries or affiliates or the employees, officers, directors or agents of the Company or any of its subsidiaries or affiliates into disrepute, or tarnishes or could be expected to tarnish any of their images or reputations or (b) publish, comment upon or disseminate any statements suggesting or accusing the Company or any of its subsidiaries, affiliates, employees, officers, directors or agents of any misconduct or unlawful behavior, provided however that nothing herein shall prohibit the Executive from giving truthful testimony or evidence to a governmental entity, or if properly subpoenaed or otherwise required to do so under applicable law.

10. Publicity. Neither the Executive nor the Company shall issue or cause the publication of any press release or other announcement with respect to the terms or provisions of this Agreement, nor disclose the contents hereof to any third party (other than, in the case of the Executive, to members of his immediate family or in the case of both the Company and Executive, to tax, financial and legal advisors), without obtaining in each case the consent of the other party hereto, except where such release, announcement or disclosure shall be required by applicable law or administrative regulation or agency or other legal process.

11. Cooperation by the Executive. Prior to the one-year anniversary of the Consulting Termination Date, the Executive shall (a) be reasonably available to the Company to respond to reasonable requests by it for information pertaining to or relating to matters which may be within the knowledge of the Executive and (b) reasonably cooperate with the Company in connection with any existing or future litigation or other proceedings brought by or against the Company, its subsidiaries or affiliates, to the extent the Company reasonably deems the Executive’s cooperation necessary.

12. ACKNOWLEDGEMENT. THE EXECUTIVE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT THE EXECUTIVE: (a) HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE ALREADY IS ENTITLED; (c) HEREBY IS AND HAS BEEN ADVISED OF THE EXECUTIVE’S RIGHT TO HAVE THE EXECUTIVE’S ATTORNEY REVIEW THIS AGREEMENT BEFORE SIGNING IT; (d) HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) MAY, AT THE EXECUTIVE’S SOLE OPTION, REVOKE THIS AGREEMENT UPON WRITTEN NOTICE WITHIN SEVEN (7) DAYS FROM THE DATE ON WHICH THE EXECUTIVE SIGNS THIS AGREEMENT. TO BE EFFECTIVE, THIS WRITTEN NOTICE MUST BE DELIVERED WITHIN THIS SEVEN-DAY PERIOD TO THE COMPANY, PERSONALLY OR BY CERTIFIED MAIL, TO THE ATTENTION OF:

West Corporation

ATTN: David C. Mussman, EVP General Counsel

West Corporation

11808 Miracle Hills Dr.

Omaha, NE 68154

THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION. IF REVOKED WITHIN SUCH PERIOD, IT SHALL BE NULL AND VOID.

13. Successors; Binding Agreement. This Agreement shall inure to the benefit of and binding upon the Company and its successors, and by the Executive, his spouse, personal or legal representatives, executors, administrators and heirs. This Agreement, being personal, may not be assigned by Executive.

14. Governing Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Nebraska without regard to its choice of law principles.

15. Injunctive Relief. The parties hereto agree that the Company and its subsidiaries and affiliates would be damaged irreparably in the event that any of the Restrictive Covenants were not performed in accordance with their terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Company and its successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Company and the Executive agree that they will submit to the personal jurisdiction of District Court of Douglas County, Nebraska in any action by the other party to enforce this Agreement.

16. Termination Prior to Termination Date. In the event Executive’s employment with the Company terminates for any reason prior to the Termination Date, the Company’s and the Executive’s rights and obligations shall be determined pursuant to the terms of the Employment Agreement as in effect as of the date of such termination, and this Agreement will, automatically and without any further action by any of the parties, become null and void in its entirety and be of no force or effect.

17. Entire Agreement. This Agreement and the provisions of the Employment Agreement regarding post-employment obligations and restrictions (as modified by this Agreement, where applicable) constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof (including, without limitation, the CIC Severance Agreement). The Executive acknowledges that the Company has made no representations regarding the tax consequences of payments under this Agreement and that the Executive has had the opportunity to consult the Executive’s tax advisor.

18. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

19. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by the Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

20. Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

21. Severability. If all or any part of this Agreement is declared by any court of competent jurisdiction to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid, except that in the event a determination is made that the Restrictive Covenants or the obligations set forth in Sections 6, 7 and 9 of this Agreement as applied to the Executive are invalid or unenforceable in whole or in part, then this Agreement shall be void and the Company shall have no obligation to provide benefits under this Agreement. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

22. Sections. Except where otherwise indicated by the context, any reference to a “Section” shall be to a Section of this Agreement.

23. Beneficiary Designation. Executive may, by written instrument delivered to Company during his lifetime, designate primary and contingent beneficiaries to receive any payments which may be payable pursuant to Section 1 following Executive’s death, and may designate the proportions in which such beneficiaries are to receive such payments. Executive may change the designation from time to time, and the last written designation filed with Company prior to Executive’s death will control. If Executive fails to designate a beneficiary, or if no designated beneficiary survives Executive, or if all designated beneficiaries who survive Executive die before all payments are made, remaining payments shall be made to the legal representative of Executive’s estate and, when paid in full, shall release Company from all future liability hereunder.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

WEST CORPORATION

By:	/s/ Tom Barker
Title:	Chief Executive Officer

/s/ Paul Mendlik
Paul Mendlik